Exhibit 10.17

December 15, 2021
Duane Portwood, via email
Dear Duane,
We are pleased to extend to you this offer of employment for the position of Chief Financial Officer – Whole Earth Brands, at Merisant US, Inc. (the “Company”), reporting directly to me. Summarized below are the principal terms of our employment offer.
•Your start date will be mutually agreed upon with the Company.
•Your base salary (“Base Salary”) will be paid at the rate of $435,000.00 USD per year, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle. You will be eligible to participate in the 2023 salary increase cycle subject to your individual performance and business performance.
•After the end of each calendar year in which you are employed, you will be eligible for a discretionary bonus based on both individual and business performance and such other performance metrics that may be set annually, with a target level of 60% of Base Salary. Final determination of the year-end bonus is in the sole discretion of the Company. For purposes of clarity, you will be bonus eligible beginning with the 2022 bonus year.
•You will be eligible for 5 Week’s (25 days) vacation on an annualized basis, which shall be prorated for any partial year of service.
•You will receive a one-time signing bonus in the amount of $225,000, made up of $100,000 in cash and $125,000 in Restricted Stock Units (subject to approval by the Compensation Committee and the Board of Directors of Whole Earth Brands). The actual number of Restricted Stock Units will be based on the price of Whole Earth Brands stock on the grant date, and vest one (1) year from the grant date. Should you voluntarily resign or be terminated for cause prior to two years’ of employment with the Company, the signing bonus must be repaid by you in its entirety, within 60 days of your termination date.
•Additionally, subject to approval by the Compensation Committee and the Board of Directors of Whole Earth Brands, you will be eligible to participate in the Whole Earth Brands 2022 Long-term Incentive Plan given the important strategic and leadership role you will play in the Company. Your target award value for the 2022 – 2024 plan will be $652,500.00 USD. This award is made up of 50% Restricted Stock Units (RSUs) and 50% Performance Stock Units with three (3) year vesting, and the award values have the opportunity to grow based upon growing the enterprise value of the Company. Award values can also be reduced if the Company underperforms. The terms of these awards will be subject to definitive documentation, it being understood that the terms of such definitive documentation will supersede this paragraph.
•You shall be entitled to all benefits for which you are eligible under the employee benefit plans of the Company, which may include, without limitation, any 401(k) plan, life insurance, disability insurance, health insurance, or other so-called “fringe” benefit plans or policies. Benefits may be amended, modified or terminated at the Company’s discretion. The Company’s benefit programs are described in separate official plan documents, the terms of which govern these benefits.
•This position is based in Chicago, IL, and for the foreseeable future it is agreed that you will commute from your current place of residence as needed, generally on a bi-weekly basis, the reasonable cost of which will be paid for via Company credit card. If at any time in the future both you and the Company agree that relocation to the Chicago area would be beneficial, relocation support will be provided.
During your employment and for 12 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; you shall not engage in such business on your own account; and you shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. You further agree that while you are employed by the Company and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.
This offer is contingent upon your satisfactory completion of the Company’s pre-employment background checks including but not limited to reference checks and a drug test. Please note that your employment with the Company is also contingent upon your execution of a Confidentiality Agreement. You hereby represent and warrant that you are not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by your performance of services hereunder. The validity, interpretations, construction and performance of this agreement shall be governed by the laws of the State of Illinois without giving effect to conflict of laws principles.
The Company is required by law to obtain documentation of employment authorization and identity within three days of your start date. As a condition of employment, you are required to complete the I-9 form included in your new hire kit and, within three days of your start date, provide the documentation of employment authorization and identity described on the reverse side of the I-9 form. The Company also requires documentation that you have received the COVID-19 vaccination.
It is with a great deal of confidence that I extend this offer of employment to you, and I look forward to working with you.

Very truly yours,

/s/ Albert Manzone
Albert Manzone
Chief Financial Officer
Please indicate your acceptance of this offer by signing in the space below and returning a signed original letter to me by December 17, 2021.

Accepted:	/s/ Duane Portwood	Date:	December 15, 2021
Duane Portwood
We call your attention to the fact that; notwithstanding the offer outlined in this letter, your employment is “at will” and can be terminated, with or without cause or notice, at any time, at the option of either the employee or the Company. No representative of the Company, except the Chief Executive Officer, has the authority to enter into any agreement where employment is guaranteed for any specified period of time or to make any agreement contrary to the foregoing and any such agreements are null and void, and you should not rely on any representations to the contrary.